Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 29, 2010, except for Notes 1, 2, 9, 15, 17 and 19 as to which the date is April 20, 2010, relating to the consolidated financial statements of Lennar Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to retrospective adjustments for the adoption of certain accounting standards related to the presentation of noncontrolling interests and the disclosure guidance applicable to variable interest entities) appearing in the Current Report on Form 8-K of Lennar Corporation dated April 26, 2010, and our reports dated January 29, 2010, relating to the financial statement schedule of Lennar Corporation and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Miami, Florida
June 18, 2010